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Exhibit 99.1

NEWS	FOR FURTHER INFORMATION
FOREST OIL CORPORATION	CONTACT: MICHAEL N. KENNEDY
1600 BROADWAY, SUITE 2200	MANAGER—INVESTOR RELATIONS
DENVER, COLORADO 80202	(303) 812-1739

FOR IMMEDIATE RELEASE

FOREST OIL REDUCES ESTIMATE OF PROVED RESERVES FOR REDOUBT
SHOAL AND OTHER PROPERTIES AND IMPAIRS INTERNATIONAL ASSETS

        DENVER, COLORADO—January 26, 2004—Forest Oil Corporation (Forest or the Company) announced today that it has completed its integrated field study, finalized its estimate of proved reserves and received a reserve estimate by third party engineers with regard to the Redoubt Shoal Field in the Cook Inlet, Alaska. As a result, Forest will reduce its previous estimates of proved reserves at Redoubt Shoal.

        As previously announced, production results in 2003 from Redoubt Shoal, which began production in December 2002, were lower than those originally estimated. In addition, data from wells drilled in 2003 in Redoubt Shoal, when integrated with pre-existing data, reflect significantly lower oil in place than the estimates at December 31, 2002, lower overall recovery efficiencies and economic cutoffs. During the second half of 2003 Forest undertook an integrated field study of the Redoubt Shoal Field examining the production performance, field data and well data for 2003 activity. As a result of the study and after applying economic cutoffs, Forest will reduce the estimated proved oil reserves associated with its Redoubt Shoal Field by 49 million barrels, of which 36 million barrels were categorized as proved undeveloped. This results in estimated proved oil reserves associated with Redoubt Shoal being reduced to 8 million barrels as of December 31, 2003. Forest's estimated proved reserves at Redoubt Shoal have been independently estimated by a third party engineering firm as of the end of 2000, 2001, 2002 and 2003.

        In addition, Forest also announced that, while it has not yet completed its year-end work, based on preliminary estimates it expects additional downward revisions in its estimated proved reserves for other properties that may total as much as 150 Bcfe. These downward revisions are due to a variety of factors, including recent production performance and revised field development plans. The estimates for these other properties were independently reviewed by a third party engineer at December 31, 2002, and will have been independently reviewed by the third party engineering firm as of year-end 2003.

        If Forest records an additional downward revision of 150 Bcfe, it is estimated that the proved reserves at December 31, 2003, including the effect of acquisitions completed in 2003, would be approximately 1300 Bcfe versus 1560 Bcfe at December 31, 2002. None of these revisions is expected to be to properties acquired in 2003.

        The revisions are not expected to have a material impact on Forest's near-term hydrocarbon production volumes. Additionally, Forest reaffirmed its latest production guidance for 2003 of 400 to 420 MMcfe/d.

        An impact of these reserve revisions on Forest's results of operations will include an increase in the depletion rate and depletion expense for the fourth quarter of 2003 and in the future periods. The consolidated depletion rate for the fourth quarter of 2003 is expected to be between $1.80 and $1.90 per Mcfe.

        Forest also disclosed that it will impair the carrying value of certain of its international exploration assets in light of both Forest's announced strategy to shift capital away from frontier exploration and developments in the fourth quarter. Specifically, Forest expects to record a non-cash impairment expense for 2003 of approximately $15 million to 20 million ($10 million to 13 million after-tax) to reflect a reduction in the estimated fair market value of these assets at December 31, 2003.

        Craig Clark, Forest's recently appointed President and Chief Executive Officer, stated, "We are extremely disappointed with the results at Redoubt Shoal. However, our strategy is clear, we are committed to our four-point strategy of cost reduction, reduced frontier exploration exposure, acquisitions and improvements in our balance sheet. We expect to continue the implementation of this strategy in 2004."

        Forest intends to release 2003 results after market close on February 11, 2004. In addition, Forest will reverse its previously announced position and will also provide guidance for 2004 results at that time.

TELECONFERENCE CALL

        Forest Oil Corporation management will hold a teleconference call on Tuesday, January 27, 2004, at 8:45 a.m. ET (6:45 a.m. MT) to discuss the items described in this press release. If you would like to participate please call 1 (800) 399-6298 (for U.S./Canada) or 1 (706) 634-0924 (for International) and request the Forest Oil teleconference.

        A replay will be available from January 27, 2004 through February 6, 2004. You may access the replay by dialing toll free 1 (800) 642-1687 (for U.S./Canada) or 1 (706) 645-9291 (for International), conference ID # 797614. Please note that the reservation number is not needed to access the teleconference, only the replay.

FORWARD-LOOKING STATEMENTS

        This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that the Company assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Forest's 2002 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

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        Forest Oil Corporation is engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in the Gulf of Mexico, Alaska, Louisiana, Oklahoma, Texas, Utah, and Wyoming, and in Canada in Alberta and the Northwest Territories. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.ForestOil.com.

January 26, 2004

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FOREST OIL REDUCES ESTIMATE OF PROVED RESERVES FOR REDOUBT SHOAL AND OTHER PROPERTIES AND IMPAIRS INTERNATIONAL ASSETS